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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Lampropoulos                             Fred              P.
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     (Last)                          (First)              (Middle)
1600 West Merit Parkway
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                                    (Street)
South Jordan                            UT              84095
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
Merit Medical Systems, Inc.     MMSI
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year
October 25, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [X]    10% Owner
     [X]   Officer (give title below)              [ ]   Other (specify below)
                        President, Chief Executive Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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

                                       1

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                                        6. Owner-
                                                                                                            ship
                                                                                    5. Amount of            Form:     7. Nature of
                                                                                       Securities           Direct        Indirect
1. Title of     2.  Transaction   3.  Transaction    4. Securities Acquired (A)        Beneficially        (D)or         Beneficial
  Security            Date              Code            or  Disposed of (D)            Owned at End       Indirect (I)    Ownership
  (Instr. 3)        T(mm/dd/yy)       (Instr. 8)        (Instr. 3, 4 and 5)         (Instr. 3 and 4)       (Instr.4)      (Instr.4)
                                     Code       V    Amount   (A)or(D)     Price
===================================================================================================================================
COMMON STOCK
NO PAR VALUE         10/25/02         S              1,000       D         $22.835                             D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
NO PAR VALUE         10/25/02         S              1,000       D         $22.90                              D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
NO PAR VALUE         10/25/02         S              1,000       D         $22.95                              D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
NO PAR VALUE         10/25/02         S              1,000       D         $23.00                              D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
NO PAR VALUE                                                                            645,258
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                                          By 401(k)
NO PAR VALUE                                                                             29,433(1)                    Plan (1)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


/s/ Fred P. Lampropoulos                         October 25, 2002
-----------------------------------              -------------------
    **Signature of Reporting Person                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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